Exhibit 10.2

FIRST AMENDMENT TO
POSITIVEID CORPORATION
EMPLOYMENT AND NON-COMPETE AGREEMENT

THIS FIRST AMENDMENT TO POSITIVEID CORPORATION EMPLOYMENT AND NON-COMPETE AGREEMENT (the “First Amendment”) is dated this 30th day of September, 2011 (the “Effective Date”), by and between the parties to this First Amendment (hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”), POSITIVEID CORPORATION, a Delaware corporation (hereinafter referred to as “PSID”), and SCOTT R. SILVERMAN (hereinafter referred to as “Executive”).

WHEREAS, the Parties entered into a PositiveID Corporation Employment and Non-Compete Agreement dated November 11, 2010 (the “Agreement”); and

WHEREAS, the Parties have discussed modifying the Agreement on terms that are mutually satisfactory and beneficial; and

WHEREAS, unless otherwise set forth in this First Amendment, all of the other terms, conditions and obligations set forth in the Agreement shall survive the execution of this First Amendment;

NOW THEREFORE, in consideration of the promises and the mutual obligations set forth herein, the Parties hereby agree as follows:

1.           Survival.  Except as otherwise specifically set forth in this First Amendment, all of the terms, conditions and obligations of the Agreement shall survive the execution of this First Amendment.  All of the definitions in the Agreement shall have the same meaning in this First Amendment.

2.           Position and Responsibilities. Section 2 of the Agreement shall be modified such that effective as of August 26, 2011, Executive shall no longer serve as the Chief Executive Officer of PSID. Executive shall continue to serve as Chairman of PSID and the remaining terms of Section 2 of the Agreement shall remain in force and effect.

3.           Payment of Compensation.  Section 4(c) shall be added to the Agreement as follows:

“(1) Compensation for 2011.  PSID shall continue to pay Executive pursuant to the terms of this Section 4 in the form of cash compensation for the Base Salary through and including the later of December 31, 2011, or the date in which the initial Registration Statement, as hereinafter defined, becomes effective.  Executive’s minimum bonus of $375,000 for 2011 will be paid beginning January 1, 2012 in twelve (12) equal monthly payments; provided, however, that the minimum bonus of $375,000 for 2011 shall be subject to a substantial risk of forfeiture in the event that Executive terminates this Agreement on or before January 1, 2012 pursuant to Section 3(a). Any cash compensation for the Base Salary paid to Executive after January 1, 2012 shall automatically reduce the amount due and payable to Executive under Section 4(c)(2) below.

(2) Compensation for 2012 and Beyond.  As an accommodation to the cash flow requirements of PSID, Executive has agreed that all Compensation to be paid which shall be due commencing on January 1, 2012 for the balance of the Term shall be paid as follows: restricted stock with a value of THREE MILLION THREE HUNDRED NINETY-FOUR THOUSAND TWO HUNDRED TWENTY-THREE DOLLARS AND TWENTY CENTS ($3,394,223.20) as of the Effective Date (the “Restricted Stock”) shall be issued to Executive as soon as practicable after PSID’s next special or annual stockholders meeting (the “Issuance Date”).  The Restricted Stock shall be inclusive of the Base Salary and the bonus provided for in this Section 4 for the year 2012 through the end of the Term.  The Restricted Stock shall be registered as soon as practicable and, in all events, PSID shall use its commercially reasonable efforts to cause a registration statement (each a “Registration Statement”) to be filed with the Securities and Exchange Commission within thirty (30) days from the Issuance Date.  The Restricted Stock will be issued based upon the average daily VWAP of one (1) share of common stock of PSID for the five (5) trading days preceding the Effective Date.  When used herein, the term "VWAP" means the volume-weighted average price, calculated by dividing the aggregate value of common stock traded on the OTC Bulletin Board or other principal trading exchange or market for the common stock during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of common stock traded on the OTC Bulletin Board or other principal trading exchange or market for such trading day.

The Restricted Stock will be price protected through the date in which the Registration Statement becomes effective (or the date in which the Restricted Stock becomes eligible for trading, if later), such that if the value of the Restricted Stock is then less than the value on the Effective Date, additional shares in PSID containing the same restrictions as the Restricted Stock will be issued to Executive to subsidize any shortfall.  Such additional shares of restricted stock shall be registered as soon as practical and, in all events, PSID shall use commercially reasonable efforts to cause a registration statement to be filed with the Securities and Exchange Commission within twenty-five (25) days from the date of the issuance of such additional shares.  Such additional shares shall also be price protected in accordance with the terms of this Section 4(c).

In addition, the Restricted Stock shall be price protected for a period of one (1) year from the date in which a reverse stock split is effectuated by PSID such that if the average daily VWAP of one (1) share of common stock of PSID for ten (10) consecutive trading days is less than the value of the Restricted Stock on the Effective Date (as adjusted for the reverse stock split), additional shares in PSID containing the same restrictions as the Restricted Stock will be issued to Executive to subsidize any shortfall; provided, however, that the additional shares of restricted stock issued shall never be greater than 50% of the number of shares issued on the Effective Date.  The additional shares received as a result of any such reverse stock split shall be registered as soon as practicable and, in all events, PSID shall use commercially reasonable efforts to cause a registration statement to be filed with the Securities and Exchange Commission within twenty-five (25) days from the date of issuance of such additional shares.

The Restricted Stock shall be subject to a substantial risk of forfeiture in the event that Executive terminates this Agreement on or before January 1, 2012 pursuant to Section 3(a) or in the event that this Agreement is terminated on or before January 1, 2013 pursuant to Section 3(e) (the “Restrictions”). PSID shall use its best efforts to cause the following restrictive legend to be removed from the certificates issued for the Restricted Stock as soon as possible upon the expiration of the Restrictions and pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with applicable state law as evidenced by a legal opinion of counsel the substance of which shall be reasonable satisfactory to PSID:

The shares evidenced by this certificate are subject to restrictions on transfer set forth in the PositiveID Corporation Employment and Non-Compete Agreement, dated November 11, 2010, as amended, between PositiveID Corporation (the "Company") and Scott R. Silverman, a copy of which may be obtained from the Company at its principal executive offices.

The shares of common stock of the Company represented hereby have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be transferred, pledged, hypothecated or otherwise disposed of in the absence of an effective registration statement covering such shares under that Act and any applicable state securities laws, unless, in the opinion of counsel satisfactory to the Company, an exemption from registration thereunder is available."

4.           Business and other Expenses.  The following sentence shall be deleted from Section 6 of the Agreement:

“In addition, PSID shall pay to Executive FORTY-FIVE THOUSAND ($45,000.00) DOLLARS per year during the Term, payable in TWENTY-TWO THOUSAND FIVE HUNDRED ($22,500.00) DOLLAR installments on or before January 15 and July 15, representing non-allocable expenses that shall be deemed additional compensation to Executive.”

5.           Additional Benefits.  The following shall amend and restate, in its entirety, Section 7 of the Agreement:

“Other than in the event of a termination of this Agreement pursuant to Section 3(e), PSID shall, until the earlier of the balance of the Term or at a time mutually agreed to by the parties, continue to provide Executive with health insurance for Executive and his family consistent with the benefits to be provided to other executives of PSID, as well as the use of a cell phone and the use of an office.”

6.           Payment Upon Termination of Agreement.  Sections 8(a), (b) and (c)(iv) of the Agreement are hereby deleted.

The following clause is deleted from Section 8(c)(ii): "provided, however, that in no event shall there be a Change of Control if there is a merger or consolidation in which PSID and Digital Angel Corporation are the sole parties to such merger or consolidation."

Section 8(c)(iii) shall be modified such that any Change in Control Compensation shall be reduced by THREE MILLION THREE HUNDRED NINETY-FOUR THOUSAND TWO HUNDRED TWENTY-THREE DOLLARS AND TWENTY CENTS ($3,394,223.20) and shall be capped at SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00).  Executive’s right to any Change in Control Compensation shall terminate on the second anniversary of the date of this First Amendment.  For the avoidance of confusion, the calculation of any “Change in Control Compensation” shall not include the THREE MILLION THREE HUNDRED NINETY-FOUR THOUSAND TWO HUNDRED TWENTY-THREE DOLLARS AND TWENTY CENTS ($3,394,223.20) paid hereunder.

7.           Internal Revenue Code Section 409A Compliance Language.  Section 4(d) shall be added to the Agreement as follows:

“Notwithstanding anything in this Agreement to the contrary, only to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on the Executive under Section 409A of the Internal Revenue Code of 1986, as amended, no compensation payment on account of the Executive's separation from service shall be made sooner than six (6) months after the Executive's last day of service.”

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment on the day and year first written above.

POSITIVEID CORPORATION

/s/ William J. Caragol
By:	William J. Caragol
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Scott R. Silverman
SCOTT R. SILVERMAN